Exhibit 99.1

News Release
USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701
www.usacpartners.com

USA Compression Partners, LP Achieves Record Revenues, Adjusted EBITDA and

Adjusted Distributable Cash Flow; Reports Fourth Quarter and Full-Year 2013 Results and 2014 Outlook

AUSTIN, Texas, February, 18, 2014 —USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”), announced today its financial and operating results for the fourth quarter and full-year 2013.

Fourth Quarter and Full-Year 2013 Summary Results

•                  Record levels of revenue; fourth quarter 2013 up 53.1% over fourth quarter 2012 and full-year 2013 up 28.7% over full-year 2012

•                  Record levels of Adjusted EBITDA; fourth quarter 2013 up 51.2% over fourth quarter 2012 and full-year 2013 up 27.8% over full-year 2012

•                  Record levels of adjusted distributable cash flow; fourth quarter 2013 up 106.3% over fourth quarter 2012 and full-year 2013 up 60.9% over full-year 2012

•                  Quarterly cash distribution of $0.48 per common unit, an increase of 4.3% over the third quarter 2013 and 12.9% over the minimum quarterly distribution

•                  Fleet horsepower increased by 30.8% over fourth quarter 2012

•                  Average revenue per horsepower per month increased 14.7% over fourth quarter 2012, due to higher revenue per horsepower per month from gas lift compression units

•                  Adjusted distribution coverage of 1.03x for the fourth quarter

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
Operational Data
Fleet Horsepower at period end	1,202,374	1,162,353	919,121	1,202,374	919,121
Revenue Generating Horsepower at period end	1,070,457	1,035,664	794,324	1,070,457	794,324
Average Revenue Generating Horsepower	1,058,213	919,202	792,368	902,168	749,821
Revenue Generating Compression Units at period end	2,137	2,053	978	2,137	978
Horsepower Utilization at period end (1)	94.1%	94.5%	92.8%	94.1%	92.8%
Average Horsepower Utilization for the period (1)	94.2%	94.3%	92.9%	93.8%	94.5%

Financial Data ($ in thousands, except per-unit data)
Revenue	$48,643	$38,362	$31,771	$152,918	$118,787
Average Revenue Per Horsepower Per Month	$15.36	$14.13	$13.39	$14.15	$13.39
Gross Operating Margin	$33,019	$26,440	$21,903	$104,821	$80,991
Gross Operating Margin Percentage	67.9%	68.9%	68.9%	68.5%	68.2%
Adjusted EBITDA	$25,413	$20,151	$16,808	$81,130	$63,484
Adjusted EBITDA Percentage	52.2%	52.5%	52.9%	53.1%	53.4%
Adjusted Distributable Cash Flow	$18,943	$13,658	$9,183	$56,210	$34,928
Earnings per Common and Subordinated Unit	$0.12	$0.05	$—	$0.32	$—

(1)         Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in the Partnership’s fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in the Partnership’s fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 89.0% and 86.4% for the quarters and years ended December 31, 2013 and 2012, respectively. Average horsepower utilization was 87.3% and 88.9% for the years ended December 31, 2013 and 2012, respectively, and 89.0% and 87.1% for the quarters ended December 31, 2013 and 2012, respectively.

Fourth Quarter 2013 Financial and Operating Performance

Revenue in the fourth quarter of 2013 rose 53.1% to $48.6 million as compared to $31.8 million for the same period in 2012.  This was primarily the result of a 52.5% increase in contract operations revenue (excluding retail parts and services) to $47.4 million, compared to $31.1 million in the fourth quarter of 2012. Adjusted EBITDA rose 51.2% to $25.4 million as compared to $16.8 million for the fourth quarter of 2012.  Adjusted distributable cash flow increased 106.3% to $18.9 million, compared to $9.2 million in the fourth quarter of last year.  Net income was $4.4 million, or $0.12 per common and subordinated unit, compared with net income of $0.9 million for the fourth quarter of 2012.

“We are very pleased to report another quarter of record revenue, Adjusted EBITDA and Adjusted distributable cash flow for the fourth quarter of 2013,” said Eric D. Long, USA Compression President and Chief Executive Officer.  “We’re continuing to see solid demand for our compression services, and we continue to see solid gross operating margins and improve our overall financial performance. The gas lift compression assets that we acquired in August of 2013 have been fully integrated into our business and continue to perform well ahead of our expectations at the time of announcement.

“We have ordered approximately 180,000 horsepower of new compression units, primarily for delivery in the first half of 2014, and are evaluating additional orders of new compression units for the second half of 2014,” he said. “We already have customer contracts for over 36% of the new compression units that are on order for 2014.”

Average revenue generating horsepower increased 33.6% to 1,058,213 for the fourth quarter of 2013, primarily due to growth in our core midstream compression assets along with the acquisition of gas lift compression assets, as compared to 792,368 for the fourth quarter of 2012.  Average revenue per revenue generating horsepower per month increased 14.7% to $15.36 for the fourth quarter of 2013, as compared to $13.39 for the fourth quarter of 2012. The increase in average revenue per revenue generating horsepower per month was primarily due to higher revenue per horsepower per month from the acquired gas lift compression units.

Gross operating margin increased 50.8% to $33.0 million for the fourth quarter of 2013 as compared to $21.9 million for the fourth quarter of 2012. Gross operating margin as a percentage of total revenues decreased slightly to 67.9% for the fourth quarter of 2013 from 68.9% in the fourth quarter of 2012, primarily due to the gas lift compression assets USAC acquired that have lower gross operating margin percentages.

Expansion capital expenditures (used primarily to purchase new compression units) were $59.3 million for the fourth quarter of 2013, while maintenance capital expenditures totaled $3.6 million and cash interest expense was $2.7 million.

On January 23, 2014, the Partnership announced a cash distribution of $0.48 per unit on its common and subordinated units. This fourth quarter distribution corresponds to an annualized distribution rate of $1.92 per unit. The distribution was paid on February 14, 2014 to unitholders of record as of the close of business on February 4,

2014. USA Compression Holdings, LLC, the owner of 50.9% of the Partnership’s outstanding limited partnership units, and Argonaut Private Equity and certain other related unitholders, the owners of 19.4% of the Partnership’s outstanding limited partnership units, have elected to reinvest all of this distribution with respect to their units pursuant to the Partnership’s Distribution Reinvestment Plan. Adjusted distributable cash flow coverage for the fourth quarter of 2013 was 1.03x.

Liquidity and Credit Facility

On December 13, 2013, the Partnership entered into its Fifth Amended and Restated Credit Agreement. The amendment provides for an increase in the facility capacity from $600 million to $850 million and an extension of the maturity to 2018. In addition, the revolving credit facility contains an accordion feature whereby it can be expanded to $950 million under certain conditions. The amendment to the Partnership’s revolving credit facility reduces the applicable interest rate margins on borrowings and provides additional flexibility under the financial covenants. As of December 31, 2013, the outstanding balance under the revolving credit facility was approximately $421 million, compared to approximately $390 million as of September 30, 2013.

In addition, on January 6, 2014, the registration statement on Form S-1 (as amended to incorporate by reference the Partnership’s Form 10-Q for the nine months ended September 30, 2013) relating to the Partnership’s Distribution Reinvestment Plan was declared effective by the Securities and Exchange Commission.

Full-Year 2014 Outlook

USA Compression is providing the following full-year 2014 guidance:

•                  adjusted EBITDA range of $109.0 million to $115.0 million; and

•                  distributable cash flow range of $75.0 million to $81.0 million

Conference Call

USA Compression Partners, LP will host a conference call today beginning at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss its fourth quarter and full-year 2013 performance. The call will be broadcast live over the internet. Investors may participate either by phone or audio webcast.

By Phone:                                       Dial 877-941-8609 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call. Investors outside the U.S. and Canada should dial 480-629-9692. The passcode for both is 4664145#.

A replay of the call will be available through February 25, 2014. Callers inside the U.S. and Canada may access the replay by dialing 800-406-7325. Investors outside the U.S. and Canada should dial 303-590-3030. The passcode for both is 4664145#.

By Webcast:                          Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacpartners.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression unit horsepower. The company partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil.  USA Compression focuses on providing compression services to infrastructure applications primarily in high volume gathering systems, processing facilities and transportation applications.  More information is available at www.usacpartners.com.

This news release includes the non-GAAP financial measures of Adjusted EBITDA, gross operating margin, distributable cash flow and Adjusted distributable cash flow.

The Partnership’s management views Adjusted EBITDA as one of its primary financial measures that management uses in evaluating the results of the Partnership’s business, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year and to budget. Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation expense, impairment of compression equipment, unit-based compensation expense, restructuring charges, management fees and transaction fees related to the S&R Acquisition. Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management and external users of its financial statements, such as investors and commercial banks, to assess:

•                                         the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;

•                                          the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•                                          the ability of the Partnership’s assets to generate cash sufficient to make debt payments and to make distributions; and

•                                          the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

The Partnership believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. The Partnership also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin, a non-GAAP financial measure, is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. The Partnership’s management believes that gross operating margin is useful as a supplemental measure of the Partnership’s operating profitability. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance to compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, the Partnership’s management believes that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability.

Distributable cash flow, a non-GAAP measure, is defined as net income (loss) plus non-cash interest expense, depreciation and amortization expense, impairment of compression equipment charges and unit-based compensation expense, less maintenance capital expenditures. Adjusted distributable cash flow is distributable cash flow plus certain one-time transaction fees relating to the S&R Acquisition and other items. The Partnership’s management believes distributable cash flow and adjusted distributable cash flow are important measures of operating performance because such measures allow management, investors and others to compare basic cash flows the Partnership generates (prior to the establishment of any retained cash reserves by the Partnership’s general partner and the effect of the Partnership’s Distribution Reinvestment Plan) to the cash distributions the Partnership expects to pay its unitholders. See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income and net cash provided by operating activities, and net income reconciled to distributable cash flow and Adjusted distributable cash flow.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this news release. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include:

•                                          changes in general economic conditions;

•                                          competitive conditions in the industry;

•                                          changes in the long-term supply of and demand for natural gas and crude oil;

•                                          our ability to realize the anticipated benefits of acquisitions and to integrate the acquired assets with our existing fleet;

•                                          actions taken by the Partnership’s customers, competitors and third party operators;

•                                          changes in the availability and cost of capital;

•                                          operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control;

•                                          the effects of existing and future laws and governmental regulations;

•                                          the effects of future litigation; and

•                                          other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

Joseph C. “Jody” Tusa, Jr.

Chief Financial Officer

512-473-2662

jtusa@usacompression.com

Matthew C.  Liuzzi

VP – Strategic Development

512-473-2662

mliuzzi@usacompression.com

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands — Unaudited)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012

Revenues:
Contract operations	$47,395	$37,925	$31,088	$150,360	$116,373
Parts and service	1,248	437	683	2,558	2,414
Total revenues	48,643	38,362	31,771	152,918	118,787
Cost of operations, exclusive of depreciation and amortization	15,624	11,922	9,868	48,097	37,796
Gross operating margin	33,019	26,440	21,903	104,821	80,991
Other operating and administrative costs and expenses:
Selling, general and administrative	8,830	8,313	5,341	27,587	18,269
Depreciation and amortization	15,690	13,377	11,290	52,917	41,880
Loss (Gain) on sale of assets	231	(52)	8	284	266
Impairment of compression equipment	203	—	—	203	—
Total other operating and administrative costs and expenses	24,954	21,638	16,639	80,991	60,415
Operating income	8,065	4,802	5,264	23,830	20,576
Other Income (Expense)
Interest expense	(3,525)	(3,029)	(4,268)	(12,488)	(15,905)
Other	1	2	4	9	28
Total other expense	(3,524)	(3,027)	(4,264)	(12,479)	(15,877)
Net income before income tax expense	4,541	1,775	1,000	11,351	4,699
Income tax expense	104	63	52	280	196
Net Income	$4,437	$1,712	$948	$11,071	$4,503

Less:
Earnings allocated to general partner prior to initial public offering on January 18, 2013	$—	$—	$9	$5	$45
Earnings available for limited partners prior to initial public offering on January 18, 2013	$—	$—	$939	$530	$4,458
Net income subsequent to initial public offering on January 18, 2013	$4,437	$1,712	$—	$10,536	$—

Net Income subsequent to initial public offering allocated to:
General partner’s interest in net income	$89	$34	$—	$211	$—
Common units interest in net income	$2,714	$941	$—	$5,805	$—
Subordinated units interest in net income	$1,634	$737	$—	$4,520	$—

Weighted average common units outstanding:
Basic	23,330,238	17,947,198	—	18,043,075	—
Diluted	23,409,476	17,988,650	—	18,086,745	—

Weighted average subordinated units outstanding:
Basic and diluted	14,048,588	14,048,588	—	14,048,588	—

Net income per common unit:
Basic	$0.12	$0.05	$—	$0.32	$—
Diluted	$0.12	$0.05	$—	$0.32	$—

Net income per subordinated unit:
Basic and diluted	$0.12	$0.05	$—	$0.32	$—

Distributions declared and paid per limited partner unit in respective periods	$0.46	$0.44	$—	$1.25	$—

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
Net income	$4,437	$1,712	$948	$11,071	$4,503
Interest expense	3,525	3,029	4,268	12,488	15,905
Depreciation and amortization	15,690	13,377	11,290	52,917	41,880
Income taxes	104	63	52	280	196
Impairment of compression equipment(1)	203	—	—	203	—
Unit-based compensation expense	438	337	—	1,343	—
Riverstone management fee(2)	—	—	250	49	1,000
Transaction expenses for S&R Acquisition (3)	661	1,481	—	2,142	—
Other	355	152	—	637	—
Adjusted EBITDA	$25,413	$20,151	$16,808	$81,130	$63,484
Interest expense	(3,525)	(3,029)	(4,268)	(12,488)	(15,905)
Income tax expense	(104)	(63)	(52)	(280)	(196)
Unit-based compensation expense	(438)	(337)	—	(1,343)	—
Riverstone management fee	—	—	(250)	(49)	(1,000)
Impairment of compression equipment	(203)	—	—	(203)	—
Transaction expenses for S&R Acquisition	(661)	(1,481)	—	(2,142)	—
Other	1,313	605	406	3,385	(58)
Changes in operating assets and liabilities:
Accounts receivable	(6,206)	(3,347)	1,818	(11,675)	169
Inventory	(2,592)	(1,468)	(54)	(5,725)	(1,004)
Prepaids	(816)	(154)	(1,017)	(601)	(153)
Other non-current assets	(14)	—	(509)	3,824	(1,315)
Accounts payable	19,696	(4,489)	805	8,134	(5,340)
Accrued liabilities and deferred revenue	(5,351)	9,781	(2,088)	6,223	3,292
Net cash provided by operating activities	$26,512	$16,169	$11,599	$68,190	$41,974

(1)         Represents impairment of compression equipment during the fourth quarter. As we expect that this impairment of compression equipment is not recurring, the Partnership believes it is useful to investors to view its results excluding this charge.

(2)         Represents management fees paid to Riverstone for services performed during 2013 and 2012. As these fees are not paid by the Partnership as a public company, the Partnership believes it is useful to investors to view its results excluding these fees.

(3)         Represents S&R transaction expenses during the third and fourth quarter. As these fees are not recurring, the Partnership believes it is useful to investors to view its results excluding these fees.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NET INCOME TO DISTRIBUTABLE CASH FLOW

(In thousands — Unaudited)

The following table reconciles distributable cash flow to net income, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
Net income	$4,437	$1,712	$948	$11,071	$4,503
Plus: Non-cash interest expense	805	472	477	2,201	1,855
Plus: Depreciation and amortization	15,690	13,377	11,290	52,917	41,880
Plus: Unit based compensation	438	337	—	1,343	—
Plus: Impairment of compression equipment	203	—	—	203	—
Less: Maintenance capital expenditures(1)	3,646	3,873	3,532	14,304	13,310

Distributable cash flow	$17,927	$12,025	$9,183	$53,431	$34,928

Transaction expenses for S&R Acquisition and other (2)	1,016	1,633	—	2,779	—
Adjusted distributable cash flow	$18,943	$13,658	$9,183	$56,210	$34,928

Distributions for coverage ratio	$18,055	$17,079	$—	$58,188	$—

Coverage ratio	0.98	0.69	—	0.86	—

Adjusted distributions for coverage ratio (3)	$18,055	$14,851	$—	$55,961	$—

Adjusted coverage ratio	1.03	0.90	—	0.94	—

(1)         Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the operating capacity of the Partnership’s assets and extend their useful lives, or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related cash flow.

(2)         Reflects $1.5 million of transaction expenses for the S&R Acquisition and $0.1 million of nonrecurring expenses for the third quarter of 2013. Reflects $0.7 million of transaction expenses for the S&R Acquisition and $0.3 million of nonrecurring expenses for the fourth quarter of 2013. Reflects $2.1 million of transaction expenses for the S&R Acquisition and $0.7 million of nonrecurring expenses for the full-year 2013.

(3)         Represents for the three-month period cash distributions declared for common and subordinated units outstanding as determined on the record date for the quarter. Adjusted distributions for coverage ratio calculates S&R common units for one month outstanding during the quarter ended September 30, 2013. Distributions with respect to the common units and subordinated units owned by USA Compression Holdings, LLC and S&R outstanding on the record date for each quarter presented has been or will be reinvested into newly issued common units under the Partnership’s Distribution Reinvestment Plan.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Full-Year 2014 Adjusted EBITDA Guidance Range

Reconciliation to Distributable Cash Flow

(In millions — Unaudited)

Guidance
Adjusted EBITDA	$109.0 to $115.0
Less: Cash interest expense	$15.0
Less: Income tax provision	$0.3
Less: Maintenance capital expenditures	$18.7
Distributable cash flow	$75.0 to $81.0